Exhibit 99.1

DIRTT Releases Q3 2020 Financial Results

CALGARY, Alberta, November 4, 2020 (GLOBE NEWSWIRE) – DIRTT Environmental Solutions Ltd. (“DIRTT”, the “Company”, “we” or “us”) (NASDAQ: DRTT, TSX: DRT), an interior construction company that uses technology for client-driven design and manufacturing, today announced its financial results for the three and nine months ended September 30, 2020. All financial information in this news release is presented in U.S. dollars, unless otherwise stated.

Third Quarter 2020

•	Revenue of $46.2 million

•	Gross profit margin of 35.1%

•	Adjusted Gross Profit Margin[1] 39.3%

•	Net loss of $2.1 million

•	Net loss margin of (4.5%)

•	Adjusted EBITDA[1] of $0.9 million

•	Adjusted EBITDA Margin[1] of 1.8%

•	$50.7 million cash balance

Note: (1) See “Non-GAAP Financial Measures”. We have revised our calculations of Adjusted Gross Profit Margin and Adjusted EBITDA for the periods presented.

Management Commentary

“We continued to make substantial progress in implementing key elements of our strategic plan during the third quarter,” stated CEO Kevin O’Meara. “Preparation is underway for the launch of the next phase of our Make Space for PossibilitiesTM strategic marketing campaign, which is driving brand awareness and engagement. We continued to onboard our new partners, reinstituted in-person tours at our New York City and Calgary DIRTT Experience Centers (DXC), introduced a highly effective virtual tour, and will soon reopen our newly renovated Chicago DXC.”

“In addition to delivering modestly positive adjusted EBITDA and increases to our cash balances during the quarter, our third quarter revenue of $46.2 million slighted exceeded each of the first two quarters of the year. This increase was supported by three larger projects in our healthcare vertical, one of which was in response to COVID-19. Further demonstrating our capabilities to innovate and execute rapidly on COVID-19 driven project needs, we have developed four freestanding kiosks for COVID-19 testing and vaccinations that we are now marketing across all our verticals.”

Mr. O’Meara concluded, “While we have made great strides in implementing the many commercial execution, manufacturing excellence and innovation initiatives we detailed in DIRTT’s strategic plan a year ago, the COVID-19 pandemic has significantly reduced commercial construction activity in North America. Consequently, we are seeing indications of softness in our core business for the balance of the year, with such impacts yet to be offset by COVID-19 opportunities or our newly strengthened commercial capabilities. Despite our view that Q4 and the first half of 2021 could be challenging, our strong balance sheet and enhanced organization will enable us to continue executing on our strategic plan and positioning DIRTT for growth over the long term.”

Third Quarter Financial Review

Revenue for the third quarter of 2020 was $46.2 million compared to $65.4 million reported in the third quarter of 2019. In the third quarter of 2020, we experienced project delays or deferrals due mainly to the economic and social impacts of the COVID-19 pandemic along with the residual effects of disruption in sales activity levels stemming from the transitional state of our commercial function as we implement our strategic plan.

Correspondingly, gross profit for the third quarter of 2020 declined to $16.2 million from $24.9 million in the prior year period. Gross profit margin decreased to 35.1% of revenue in the third quarter from 38.1% in the prior year period, but up from 27.6% and 33.7% respectively in the first and second quarters of 2020.

Gross profit for the third quarter was impacted by the decline in revenues and the impact of fixed costs on lower revenues offset by a $0.5 million timber provision reversal. This reversal is a result further analysis of building code requirements for the specific projects sold, the validation of an in-situ remediation solution, and related discussions with our affected customers thereby significantly reducing the prior estimated liability.

Adjusted Gross Profit Margin in the third quarter decreased to 39.3% from 41.8% in the prior year period.

Sales and marketing expenses decreased to $6.9 million for the third quarter of 2020 from $8.6 million in the prior year period. The decline was caused primarily by a reduction in commission expense on lower revenue; lower travel, meals and entertainment expenses due to restriction on travel as a result of COVID-19; as well as continued attention to cost discipline. The decline was partially offset by $0.3 million of increased salaries and wages expense. Included in sales and marketing expenses in the prior year period were $0.7 million of consulting costs related to our sales and marketing plan that did not recur in 2020. As economies re-open, we anticipate travel and entertainment expenses to increase over current levels, the timing and amount of which, however, are indeterminate.

General and administrative expenses decreased to $6.9 million for the third quarter of 2020 from $7.3 million for the prior year period. The decrease reflects expense reductions partially offset by a $0.5 million increase in professional fees.

Operations support expenses decreased to $2.3 million in the second quarter of 2020 from $2.4 million for the prior year period.

Technology and development expenses of $2.0 million for the third quarter of 2020 compared to $1.7 million in the prior year period.

Net loss for the third quarter was $2.1 million or $(0.02) net loss per share compared to net income of $5.8 million or $0.07 net income per share for the third quarter of 2019. The decrease was a result of changes in gross profit and operating expenses as described above, a $0.7 million increase in foreign exchange loss and a $1.4 million increase in income tax expense, partially offset by $4.5 million in government subsidies. During the third quarter, we recorded a $3.1 million valuation allowance against our deferred income tax assets, reflecting the significant uncertainty and decline in our Canadian entity’s sales and profitability caused by the pandemic.

Adjusted EBITDA and Adjusted EBITDA Margin for the three months ended September 30, 2020 decreased to $0.9 million or 1.8% from $7.9 million and 12.0% in the same period of 2019. This reflects a $9.1 million decrease in Adjusted Gross Profit and $0.4 million of increased professional fees and consulting costs in 2020. These reductions in Adjusted EBITDA were partially offset by reduced commissions on lower revenues and decreased spending on travel, meals and entertainment, including tradeshows due to COVID-19 related reductions as well as cost reduction initiatives. In 2019 we incurred $0.7 million of consulting costs incurred for our sales and marketing plan and $1.4 million of costs related to the listing of the Company’s common shares on Nasdaq in 2019 and recorded a $1.3 million recovery of a legal claims provision, none of which reoccurred in 2020.

Conference Call and Webcast Details

A conference call and webcast for the investment community is scheduled for Thursday, November 5, 2020 at 8:00 a.m. MST (10:00 a.m. EST). The call and webcast will be hosted by Kevin O’Meara, chief executive officer, Geoff Krause, chief financial officer and Kim MacEachern, director of investor relations.

The conference call will be broadcast live in listen-only mode available through the company website at dirtt.com/investors. Alternatively, click here to listen to the live webcast.

To join by telephone, dial +1-877-479-7708 (toll-free in North America) or +1-647-427-2478 (international). Please dial in a minimum of 15 minutes prior to the start time to ensure a timely connection to the call.

Investors are invited to submit questions to ir@dirtt.com before and during the call. Supplemental information slides will be available within the webcast and at dirtt.com/investors prior to the call start.

A replay of the webcast will be available online and on DIRTT’s website.

Statement of Operations

(Unaudited – Stated in thousands of U.S. dollars)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2020	2019	2020	2019
Product revenue	44,721	63,324	125,785	188,437
Service revenue	1,458	2,061	3,530	6,100

Total revenue	46,179	65,385	129,315	194,537

Product cost of sales	29,361	38,947	83,402	116,117
Costs of under-utilized capacity	–	–	2,010	–
Service cost of sales	606	1,504	2,160	5,461

Total cost of sales	29,967	40,451	87,572	121,578

Gross profit	16,212	24,934	41,743	72,959

Expenses
Sales and marketing	6,933	8,568	20,518	25,898
General and administrative	6,903	7,280	20,922	21,033
Operations support	2,347	2,419	7,130	7,771
Technology and development	1,959	1,718	6,206	5,881
Stock-based compensation	714	(2,389)	1,600	2,403
Reorganization	–	–	–	2,639

Total operating expenses	18,856	17,596	56,376	65,625

Operating income (loss)	(2,644)	7,338	(14,633)	7,334

Government subsidies	(4,519)	–	(8,803)	–
Foreign exchange (gain) loss	485	(198)	(874)	762
Interest income	(27)	(228)	(222)	(320)
Interest expense	100	3	196	77

	(3,961)	(423)	(9,703)	519

Income (loss) before tax	1,317	7,761	(4,930)	6,815

Income taxes
Current tax expense (recovery)	(953)	818	(1,168)	1,906
Deferred tax expense	4,345	1,141	3,358	1,761

	3,392	1,959	2,190	3,667

Net income (loss)	(2,075)	5,802	(7,120)	3,148

Income (loss) per share
Basic and diluted income (loss) per share	(0.02)	0.07	(0.08)	0.04

Non-GAAP Financial Measures

Our condensed consolidated financial statements are prepared in accordance with GAAP. These GAAP financial statements include non-cash charges and other charges and benefits that we believe are unusual or infrequent in nature or that we believe may make comparisons to our prior or future performance difficult.

As a result, we also provide financial information in this news release that is not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. Management uses these non-GAAP financial measures in its review and evaluation of the financial performance of the Company. We believe that these non-GAAP financial measures also provide additional insight to investors and securities analysts as supplemental information to our GAAP results and as a basis to compare our financial performance from period-over-period and to compare our financial performance with that of other companies. We believe that these non-GAAP financial measures facilitate comparisons of our core operating results from period to period and to other companies by removing the effects of our capital structure (net interest income on cash deposits, interest expense on outstanding debt and debt facilities, or foreign exchange movements), asset base (depreciation and amortization), the impact of under-utilized capacity on gross profit, tax consequences and stock-based compensation. In addition, management bases certain forward-looking estimates and budgets on non-GAAP financial measures, primarily Adjusted EBITDA.

For the current period, we removed the impact of all foreign exchange from Adjusted EBITDA. Foreign exchange gains and losses can vary significantly period-on-period due to the impact of changes in the U.S. and Canadian dollar exchange rates on foreign currency denominated monetary items on the balance sheet and are not reflective of the underlying operations of the Company. We have presented a reconciliation to our prior calculation of Adjusted EBITDA for all the quarters presented. Additionally, in the current period, we have excluded from Adjusted Gross Profit costs associated with under-utilized capacity. Fixed production overheads are allocated to inventory on the basis of normal capacity of the production facilities. In periods where production levels are abnormally low, unallocated overheads are recognized as an expense in the period in which they are incurred. In the second quarter of 2020, we also removed the impact of government subsidies from Adjusted EBITDA.

Reorganization expenses, government subsidies, depreciation and amortization, stock-based compensation expense, and foreign exchange gains and losses are excluded from our non-GAAP financial measures because management considers them to be outside of the Company’s core operating results, even though some of those expenses may recur, and because management believes that each of these items can distort the trends associated with the Company’s ongoing performance. We believe that excluding these expenses provides investors and management with greater visibility into the underlying performance of the business operations, enhances consistency and comparativeness with results in prior periods that do not, or future periods that may not, include such items, and facilitates comparison with the results of other companies in our industry.

The following non-GAAP financial measures are presented in this news release, and a description of the calculation for each measure is included.

Adjusted Gross Profit, as previously presented	Gross profit before deductions for depreciation and amortization

Adjusted Gross Profit	Gross profit before deductions for costs of under-utilized capacity, depreciation and amortization

Adjusted Gross Profit Margin	Adjusted Gross Profit divided by revenue

EBITDA	Net income before interest, taxes, depreciation and amortization

Adjusted EBITDA, as previously presented	EBITDA adjusted for non-cash foreign exchange gains or losses on debt revaluation; impairment expenses; stock-based compensation expense; government subsidies; reorganization expenses; and any other non-core gains or losses

Adjusted EBITDA	EBITDA adjusted for foreign exchange gains or losses; impairment expenses; stock-based compensation expense; government subsidies; reorganization expenses; and any other non-core gains or losses

Adjusted EBITDA Margin	Adjusted EBITDA divided by revenue

You should carefully evaluate these non-GAAP financial measures, the adjustments included in them, and the reasons we consider them appropriate for analysis supplemental to our GAAP information. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider any of these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. You should also be aware that we may recognize income or incur expenses in the future that are the same as, or similar to some of the adjustments in these non-GAAP financial measures. Because these non-GAAP financial measures may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation for the third quarter and year-to-date results of 2020 and 2019 of EBITDA and Adjusted EBITDA to our net income (loss), which is the most directly comparable GAAP measure for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	($ in thousands)		($ in thousands)
Net income (loss) for the period	(2,075)	5,802	(7,120)	3,148
Add back (deduct):
Interest Expense	100	3	196	77
Interest Income	(27)	(228)	(222)	(320)
Income Tax Expense	3,392	1,959	2,190	3,667
Depreciation and Amortization	2,780	2,925	8,673	9,260

EBITDA	4,170	10,461	3,717	15,832
Stock-based Compensation	714	(2,389)	1,600	2,403
Non-cash Foreign Exchange Gain on Debt Revaluation	–	–	–	(211)
Government Subsidies	(4,519)	–	(8,803)	–
Reorganization Expense	–	–	–	2,639

Adjusted EBITDA, as previously presented(1)	365	8,072	(3,486)	20,663

Other Foreign Exchange (Gains) Losses	485	(198)	(874)	973

Adjusted EBITDA	850	7,874	(4,360)	21,636

Net Income (Loss) Margin(2)	(4.5)%	8.9%	(5.5)%	1.6%

Adjusted EBITDA Margin, as previously presented(1)	0.8%	12.3%	(2.7)%	10.6%

Adjusted EBITDA Margin	1.8%	12.0%	(3.4)%	11.1%

(1)	As discussed previously, in prior filings, only foreign exchange movements on debt revaluation was included in Adjusted EBITDA.
(2)	Net income (loss) divided by revenue.

The following table presents a reconciliation for the three and nine months ended September 30, 2020 and 2019 of Adjusted Gross Profit to our gross profit, which is the most directly comparable GAAP measure for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	($ in thousands)		($ in thousands)
Gross profit	16,212	24,934	41,743	72,959
Gross profit margin	35.1%	38.1%	32.3%	37.5%
Add: Depreciation and amortization expense	1,959	2,375	6,128	7,114

Adjusted Gross Profit, as previously presented	18,171	27,309	47,871	80,073
Add: Costs of under-utilized capacity	–	–	2,010	–

Adjusted Gross Profit	18,171	27,309	49,881	80,073

Adjusted Gross Profit Margin, as previously presented	39.3%	41.8%	37.0%	41.2%

Adjusted Gross Profit Margin	39.3%	41.8%	38.6%	41.2%

Special Note Regarding Forward-Looking Statements

Certain information and statements contained in this news release constitute “forward-looking information” and “forward-looking statements” (collectively, “Forward-Looking Information”) as defined under applicable provisions of the United States Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934 and within the meaning of applicable Canadian securities laws. The Company hereby cautions investors about important factors that could cause the Company’s actual results or outcomes to differ materially from those projected in any Forward-Looking Information contained in this news release. When used in this news release, the words “anticipate,” “believe,” “expect,” “estimate,” “intend,” “target,” “plan,” “project,” “outlook,” “may,” “will,” “should,” “would,” “could,” “can,” the negatives thereof, variations thereon and other similar expressions are intended to identify Forward-Looking Information, although not all Forward-Looking Information contains such identifying words. In particular, this news release contains Forward-Looking Information with respect to, among other things, the impact of COVID-19 on our business, expected changes to the Company’s board of directors and Audit Committee, and the timing thereof, the expected timing of re-opening our DIRTT Experience Centers to client tours, our expectations regarding the impacts of implementing our CRM system, our expected focus on leveraging opportunities to accelerate the shift from conventional to modular construction and our ability to position DIRTT to achieve sustained, long-term market share growth, and our expectations regarding future travel and entertainment expenses. Forward-Looking Information necessarily involves unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed or implied in such statements. Factors that could have a material effect on our business, financial condition, results of operations and growth prospects include, but are not limited to: competition in the interior construction industry; global economic, political, health and social conditions and financial markets, including those related to pandemics; our reliance on our network of distribution partners for sales, marketing and installation of our solutions; our ability to implement our strategic plans and to maintain and manage growth effectively; our ability to introduce new designs, solutions and technology and gain client and market acceptance; labor overcapacity or shortages and disruptions in our manufacturing facilities; product liability, product defects and warranty claims brought against us; defects in our designing and manufacturing software; infringement on our patents and other intellectual property; cyber-attacks and other security breaches of our information and technology systems; material fluctuations of commodity prices, including raw materials; shortages of supplies or disruption in the supply chain of certain key components and materials; our ability to balance capacity within our existing manufacturing facilities; our exposure to currency exchange rate, tax rate and other fluctuations that result from general economic conditions and changes in laws; legal and regulatory proceedings brought against us; the availability of capital or financing on acceptable terms, which may impair our ability to make investments in the business; and other factors and risks described under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 filed with the Securities and Exchange Commission.

Since actual results or outcomes could differ materially from those expressed in the Forward-Looking Information provided by or on behalf of the Company, investors and others should not place undue reliance on any such Forward-Looking Information.

About DIRTT

DIRTT is a building process powered by technology. The Company uses its proprietary ICE® software to design, manufacture and install fully customized interior environments. The technology drives DIRTT’s advanced manufacturing and provides certainty on cost, schedule and final result. Complete interior spaces are constructed faster, cleaner and more sustainably. DIRTT’s manufacturing facilities are located in Phoenix, Savannah and Calgary. The Company works with over 75 partners throughout North America. DIRTT trades on Nasdaq under the symbol “DRTT” and on the Toronto Stock Exchange under the symbol “DRT”.

FOR FURTHER INFORMATION PLEASE CONTACT

Kim MacEachern

Investor Relations, DIRTT

403-618-4539

kmaceachern@dirtt.com